Exhibit 10.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	:	Chapter 11

FAT BRANDS INC., et al.,	:	Case No. 26-90126 (ARP)

Debtors.[1]	:	(Jointly Administered)
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AMENDED AND RESTATED STIPULATION AND

AGREED ORDER REGARDING MEDIATED AGREEMENT

The above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) and together with the following parties (each, a “Party” and, together with the Debtors, the “Parties”):

(i)	Andrew Wiederhorn (the “Executive”), in his personal capacity and in his capacity as Chief Executive Officer and Chairman of FAT Brands Inc. (“FAT Brands”), Chief Executive Officer and Chairman of Twin Hospitality Group Inc. (“Twin Hospitality”), as an officer and/or board member of certain other Debtors, as a shareholder of certain of the Debtors, and in any other capacity with respect to any of the Debtors;

(ii)	the ad hoc group (the “WBS Ad Hoc Group”) of certain holders of the Debtors’ fixed-rate securitization notes issued by FAT Brands Royalty I, LLC, FAT Brands GFG Royalty I, LLC, FAT Brands Fazoli’s Native I, LLC, and Twin Hospitality I, LLC, represented by White & Case LLP and Houlihan Lokey Capital, Inc.;

(iii)	Moelis & Company LLC (“Moelis”), in its capacity as proposed financial advisor, investment banker, and placement agent to FAT Brands; and

(iv)	the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”), represented by Paul Hastings LLP and M3 Partners, LP by and through their undersigned counsel, hereby enter into this stipulation and agreed order (this “Stipulation and Agreed Order”):

1 A complete list of the Debtors in the Chapter 11 Cases and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ claims and noticing agent at https://omniagentsolutions.com/FATBrands-TwinHospitality. The Debtors’ mailing address for purposes of the Chapter 11 Cases is 9720 Wilshire Blvd., Suite 500, Beverly Hills, CA 90212.

WHEREAS, on January 26, 2026 (the “Petition Date”), the Debtors filed voluntary petitions thereby commencing the chapter 11 cases under the jointly administered caption of In re Fat Brands Inc., et al., Case Number 26-90126 (ARP) (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”);

WHEREAS, on the Petition Date, each of FAT Brands, Twin Hospitality, and certain other Debtors (collectively, the “SC Entities”) formed special committees of its board (the “Special Committees”) and appointed Neal Goldman and Patrick Bartels (collectively, the “Special Committee Directors”) to serve as the members of the Special Committees;

WHEREAS, following discussions and an agreement that mediation may be an efficient and effective mechanism to consensually resolve certain issues relating to the Chapter 11 Cases, including, among other items, the Emergency Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection for the Use of Cash Collateral; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief [Docket No. 18]; The Ad Hoc Group of Securitization Noteholders’ Motion for an Order Appointing a Chapter 11 Trustee for the Securitization Debtors [Docket No. 63] (the “Trustee Motion”); The Ad Hoc Group of Securitization Noteholders’ Emergency Motion for an Order (I) Temporarily Suspending Andrew Wiederhorn as Chief Executive Officer, (II) Vesting Authority in the Debtors’ Special Committee, and (III) Granting Related Relief [Docket No. 182] (the “Suspension Motion”); and debtor-in-possession financing for the Chapter 11 Cases, the Debtors and the WBS Ad Hoc Group agreed to a proposed form of order providing for non-binding mediation before Judge Marvin Isgur (the “Mediator”), which the Debtors filed on January 28, 2026 [Docket No. 92];

WHEREAS, on January 28, 2026, the Court entered the Stipulated Mediation Order Appointing Judge Marvin Isgur as Mediator [Docket No. 105], which provided for non-binding mediation before the Mediator (the “Mediation”), with an outside termination date of February 19, 2026, subject to extension upon agreement;

WHEREAS, on February 6, 2026, the Office of the United States Trustee for the Southern District of Texas appointed the Committee [Docket No. 186];

WHEREAS, on February 13, 2026, the Court entered the Stipulated Order Joining Additional Parties to the Mediation [Docket No. 246], which joined the Committee as a party to the Mediation, and subsequently entered orders extending the termination date of the Mediation to March 3, 2026, and thereafter to March 9, 2026, and thereafter to March 17, 2026, and thereafter to March 24, 2026 [Docket Nos. 279, 335, 406, and 434];

WHEREAS, on March 3, 2026, FAT Brands filed the Application of Debtor FAT Brands, Inc. for Entry of an Order Authorizing the Employment and Retention of Moelis & Company LLC as its Financial Advisor, Investment Banker and Placement Agent Effective as of February 1, 2026 [Docket No. 352];

WHEREAS, on March 11, 2026, Judge Isgur delivered a final Mediation proposal to the Parties to which the Parties agreed in principle (the “Final Mediation Proposal”) and is memorialized in this Stipulation and Agreed Order;

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WHEREAS, concurrently herewith, the WBS Ad Hoc Group has proposed, and the Debtors intend to seek, approval of the DIP Facility (as defined below);

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated into this Stipulation and Agreed Order, the Parties hereby stipulate and agree as follows:

1. Conditions Precedent. Performance under this Stipulation and Agreed Order is conditioned on each of the following having occurred (the date on which such conditions have occurred, the “Settlement Effective Date”):

(i)	each Party (or its authorized representative) has received a fully executed copy of this Stipulation and Agreed Order;

(ii)	the Court has entered an order authorizing and approving this Stipulation and Agreed Order; and

(iii)	the Court has entered an interim order (the “Interim DIP Order”) approving the debtor-in-possession financing facility thereunder (the “DIP Facility”) with a budget reflecting amounts to be paid in section 2.

2. DIP Facility. Subject to the occurrence of the Settlement Effective Date, the following disbursements shall be made from the DIP Facility:

(i)	$3,000,000 to be funded to FAT Brands in the first draw of the DIP Facility for an initial payment to the Executive upon entry of the Interim DIP Order and closing and funding of the DIP Facility (the “Initial Governance Agreement Payment” and, together with the payments in (ii), (iii), (iv), and (v) below, the “Governance Agreement Payments”);

(ii)	$500,000 to be funded to FAT Brands for payment to the Executive on April 30, 2026;

(iii)	$500,000 to be funded to FAT Brands for payment to the Executive on May 29, 2026;

(iv)	$500,000 to be funded to FAT Brands for payment to the Executive on June 30, 2026;

(v)	$500,000 to be funded to FAT Brands for payment to the Executive on July 31, 2026; and

(vi)	subject to the Resignation (as defined below), the total amount of all unpaid compensation and fees of the members of the boards of directors of the FAT Brands and Twin Hospitality (other than the Special Committee Directors) through March 31, 2026, in full satisfaction of any and all liabilities of any Debtor to such members, which amount is to be funded to such members no later than April 1, 2026 (the “Director Fees”); for the avoidance of doubt, absent the Resignation, no Director Fees shall be payable under this Stipulation and Agreed Order.

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For the avoidance of doubt, nothing herein shall be deemed to constitute consent by the Committee to the Interim DIP Order or the DIP Facility, and all of the Committee’s rights to object to such Interim DIP Order and DIP Facility are fully preserved.

For purposes of clarity, all agreements between the Debtors and Executive will be deemed terminated on the Settlement Effective Date, including, without limitation, all employment or consulting agreements between the Parties, and the Governance Agreement Payments shall be in full satisfaction of any and all liabilities of any Debtor to the Executive thereunder; provided, however, that such termination will not affect any claims for indemnification, exculpation, or similar provisions in favor of the Executive arising from the agreements or instruments listed on Schedule 1 to this Stipulation and Agreed Order for matters relating to the period prior to the Settlement Effective Date; provided, further, that this Stipulation and Agreed Order shall not affect the priority of any indemnification claims, and no such claims shall be afforded administrative status based in whole or in part on this Stipulation and Agreed Order. The Executive’s compensation as an employee of the Debtors shall cease as of the Settlement Effective Date. The Parties acknowledge that the Governance Agreement Payments are not payment for services other than Executive’s obligation to cooperate as set forth herein.

3. Corporate Governance of the Debtors. All non-Special Committee Directors of the Debtor entities shall resign effective as of the date of the Settlement Effective Date (the “Resignation”), and sole and exclusive authority to manage the affairs of FAT Brands, Twin Hospitality, and their subsidiaries shall be vested in the Special Committees and any individual selected by the Special Committees to serve as the Chief Executive Officer (the “New Chapter 11 CEO”) of the Debtors (which may be the Debtors’ Chief Restructuring Officer or Deputy Chief Restructuring Officer (together with the Chief Restructuring Officer, the “CROs”), a business executive, or any other person selected by the Special Committees, which person will be subject to approval by the WBS Ad Hoc Group). For the avoidance of doubt, the Resignation shall not affect the departing-directors’ access to directors and officers insurance coverage for acts through the date of the Resignation or rights of indemnification and there shall be no termination, revocation, amendment, or modification of any directors and officers insurance coverage or rights of indemnification that existed as of the Settlement Effective Date that would in any way adversely affect the rights of the resigning members of the board of directors, and notwithstanding section 12 hereof, each of whom shall be an intended third-party beneficiary of this provision. In the event that the New Chapter 11 CEO is an individual other than the Debtors’ CROs, the CROs’ roles and responsibilities shall continue, subject to the oversight of the Special Committees and coordination with the New Chapter 11 CEO.

4. Leave of Absence. The Executive shall take a temporary leave of absence as follows:

(i)	the term of the leave of absence shall be from the date of the Settlement Effective Date and end on the later of (a) the closing of the sale of substantially all of the Debtors’ restaurant chains and franchise operations and (b) consummation of a confirmed chapter 11 plan;

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(ii)	except as permitted under this Stipulation and Agreed Order or as, otherwise authorized by the New Chapter 11 CEO or the Debtors’ CROs in writing, as set forth in the following subparagraph, during the Executive’s leave of absence, the Executive shall be completely “walled off” of all decisions, operations and information of the Debtors. The Executive shall be prohibited from communicating, directly or indirectly with anyone about the Debtors, the Chapter 11 Cases, or the Debtors’ restaurants or the franchise operations other than as may be required to formulate and submit a bid for all or part of the Debtors’ assets; provided, however, that any such communications shall be subject to (a) the terms of a confidentiality agreement between the Executive and the Debtors and (b) the bidding procedures governing any sale of all or substantially all of the Debtors’ assets; provided, further, however, that any communication regarding the Debtors or the Chapter 11 Cases (including the sale process) between the Executive and any party whom the Debtors have a material business relationship (including any officer, director, employee, customer, vendor, supplier, franchisee, debtholder, or stockholder of the Debtors) must (x) be approved in writing by the New Chapter 11 CEO or a CRO and (y) any such communication must be made through the New Chapter 11 CEO or a CRO. The Executive shall not participate in any decisions by any of the Debtors and shall not influence or attempt to influence any actions by any Debtor or the Special Committees; and

(iii)	during the period of the leave of absence, the Executive:

a.	may make bids, or organize with others to make bids, for all or some of the Debtors’ assets. The Executive shall be given access to information in the same manner as third-party bidders and may participate on equal footing with third-party bidders;

b.	shall utilize his best efforts to promptly honor any requests for assistance or information that is made to him in writing by the New Chapter 11 CEO or a CRO;

c.	shall not come to any of the Debtors’ premises or communicate with any of the Debtors’ agents, contractors or employees, except as authorized in writing by the New Chapter 11 CEO; provided, that Executive shall be permitted access to the Subleased Premises (as defined below) so long as Executive prepays to the Debtors the rent for such Subleased Premises; provided further, that such sublease shall not affect the Debtors’ rights to reject or modify the applicable lease in any manner. The Executive shall not be permitted to access (and key card access will be terminated to) any of the Debtors’ other premises, and no Debtor-personnel shall maintain offices on the same floor as the Subleased Premises, except as approved by the New Chapter 11 CEO or the CRO. As used herein, “Subleased Premises” means the space occupied by Executive and his family members on the penthouse floor of the Debtors’ Beverly Hills headquarters, which represents approximately 31.5% of such floor and for which the Executive shall prepay to the Debtors, $17,741.45, on or before the first day of each month (and a prorated portion for March 12-31, 2026 shall be deducted from the Initial Governance Agreement Payment). For the avoidance of doubt, no officer, director or employee of the Debtor shall occupy the Subleased Premises;

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d.	shall not exercise, and shall cause Fog Cutter Holdings LLC not to exercise, any rights as a shareholder, except as may be requested by the Special Committees, which restriction will apply to any assignee or subsequent owner of his shares; and

e.	shall take no action, direct or indirect, to oppose, block or otherwise influence any decision made by the Debtors;

5. Additional Departures. Concurrent with the Settlement Effective Date, the Debtors shall terminate the employment of the Executive’s family members who are employed by the Debtors (including, without limitation, Taylor Wiederhorn, Thayer Wiederhorn, and Mason Wiederhorn) (collectively, the “Executive Family Members”); provided, that such individuals shall be subject to the same terms and conditions set forth herein for the Executive in this Section 4(ii)-(iii), and their access to the Debtors’ premises shall be limited to the Subleased Premises; provided further, that the Executive Family Members shall receive all accrued compensation through the date of such termination in full satisfaction of any and all liabilities of any Debtor to the Executive Family Members; provided, however, that all rights and claims of the Debtors, the Committee, and any other party against the Executive Family Members, including with respect to such compensation, are fully preserved.

6. Emails; Access to Documents. The Debtors shall, as soon as reasonably practicable following the Settlement Effective Date, provide the Executive and the Executive Family Members with an electronic copy of all their emails that reside, as of such date, within any computer systems owned or controlled by the Debtors. Until an electronic copy of such emails is provided, the Debtors shall provide the Executive and the Executive Family Members with read-only access to the Executive’s and the Executive Family Members’ existing (as of the Settlement Effective Date) emails. Within five (5) business days of the Settlement Effective Date, the Executive and the Executive Family Members shall (x) surrender any Debtor-owned computers and electronic communication device and (y) not have any further access to any other computers, or other electronic systems owned or controlled by the Debtors. Further as of the Settlement Effective Date, the Debtors shall revoke all sending and receiving privileges associated with the Executive’s and Executive Family Members’ Debtor/Company email accounts as of such date and will set up a “bounceback” message requesting that: (a) any email addressed to the Executive and Executive Family Members on account of non-Debtor/Company related matters be sent to the Executive and Executive Family Members’ new email addresses, or (b) any emails on account of Debtor/Company related matters be sent to the New Chapter 11 CEO’s and the CROs’ email addresses. Upon the Executive’s or an Executive Family Member’s request, the Debtors shall provide the Executive or such Executive Family Member with access to documents as are reasonably necessary in connection with Executive’s or such Executive Family Member’s defense of any lawsuits, claims or proceedings brought against Executive or such Executive Family Member to the extent that such documents were created prior to the Settlement Effective Date. For the avoidance of doubt, the Debtors will retain possession, custody, and control over any Debtor-owned computers and all electronic data, including emails stored on each such computer, shall clone such computers as of the Settlement Effective Date, and shall not alter or delete any electronic data on such computers or any clones thereof. Nothing in this section 6, nor any documents shared pursuant hereto, shall be deemed to constitute a waiver of any applicable privileges or protections held by either the Executive or the Debtors.

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7. Consequences of Breach by the Executive. If the Special Committees determine that the Executive is in breach of his obligations under this Stipulation and Agreed Order, the Debtors shall suspend all further payments to the Executive. The Executive may challenge the Special Committees’ determination that he is in breach of an obligation by seeking review by the Court. No further payments shall be due to the Executive unless and until the Court determines that he is not in breach. The Special Committees shall provide prompt notice of any known breach of this Stipulation and Agreed Order to the other Parties. For the avoidance of doubt, the foregoing shall not limit any rights or remedies of any Party relating to a breach of this Stipulation and Agreed Order (including to seek recovery of any previously paid Governance Agreement Payments).

8. Withdrawal of Trustee Motion and Suspension Motion. Upon the occurrence of the Settlement Effective Date, the WBS Ad Hoc Group will withdraw the Trustee Motion and the Suspension Motion by filing notices of withdrawal with the Court.

9. No Subpoena; Withdrawal of Retention Application. Neither Moelis, Moelis’ affiliates, nor any of Moelis’ or Moelis’ affiliates’ respective current or former partners, employees, directors, officers, managers, members, agents, or representatives, each in their capacity as such (each, a “Moelis Party” and together, the “Moelis Parties”), shall be subpoenaed or otherwise be required to testify by the Debtors, the WBS Ad Hoc Group, or the Committee in respect of any matters related to the Chapter 11 Cases. Immediately upon the Settlement Effective Date, Moelis shall withdraw its retention application in the Chapter 11 Cases, and no amounts shall be owed or payable to Moelis and the engagement letter dated March 2, 2026 (the “Moelis Engagement Letter”) shall be terminated.

10. Indemnity. The Debtors shall indemnify and hold harmless Moelis and the Moelis Parties from and against any and all losses, claims, damages, expenses or liabilities arising from or relating to (a) the Chapter 11 Cases, (b) the settlement memorialized in this Stipulation and Agreed Order, or (c) the services provided by Moelis from the Petition Date until the Settlement Effective Date in connection with the Moelis Engagement Letter (collectively, “Losses”), except to the extent such Losses are finally judicially determined to have resulted from the Moelis Party’s bad faith, willful misconduct, or gross negligence. The Debtors acknowledge and agree that this indemnity shall be given to Moelis be in full satisfaction and discharge of any and all pre- and post-petition claims, liabilities, and obligations of the Debtors to the Moelis Parties for any outstanding professional fees, expenses, or other amounts due in connection with Moelis’s engagement or services, and subject to the indemnity provided herein, no further amounts shall be owed or payable to Moelis.

11. Release of Moelis. Any and all claims or causes of action against Moelis arising in whole or in part from these Chapter 11 Cases or related to the provision of services pursuant to Moelis’ services are claims or causes of action of the Debtors and their estates. Upon the occurrence of the Settlement Effective Date and the withdrawal of Moelis’ retention application, Moelis, and the Moelis Parties will be deemed irrevocably and unconditionally, fully, finally, and forever waived, released, acquitted and discharged, by and on behalf of the Debtors, the estates, and the Committee from any and all claims, manner of actions, causes of action, suits, costs, debts, liabilities, obligations, dues, sums of money, accounts, reckonings, bonds, bills, specialties,covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions and demands whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, in law or equity, which the Debtors or the Committee have, have had, may have or may claim to have against the Moelis Parties arising from or relating to (a) the Chapter 11 Cases, (b) the settlement memorialized in this Stipulation and Agreed Order, or (c) the services provided by Moelis in connection with the Moelis Engagement Letter, in each case through the Settlement Effective Date, provided, however, that nothing herein shall release any claims arising from or related to bad faith, willful misconduct, or gross negligence by any Moelis Party. For the avoidance of doubt, the foregoing release shall not limit nor be deemed to limit the rights of any Party to enforce this Stipulation and Agreed Order in accordance with its terms.

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12. Third Parties. No provision of this Stipulation and Agreed Order is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto. Further, no provision of this Stipulation and Agreed Order is intended to impair any rights, claims, liens, or interests of any person other than Parties hereto and their respective successors and assigns.

13. No Admissions. This Stipulation and Agreed Order is not and shall not in any way be construed as an admission by the Parties of any allegations.

14. Reservation of Rights. Except for the indemnity and release of Moelis, in sections 10 and 11, respectively, this Stipulation and Agreed Order does not include any releases or indemnities in favor of any Party or Executive Family Member, nor does it diminish or enhance any defenses that any Party or Executive Family Member may have.

15. Expenses. Except as expressly set forth herein or in the Interim DIP Order, the Parties shall bear their own costs, expenses, and attorneys’ fees incurred to date in connection with this Stipulation and Agreed Order; provided, that estate professionals and Committee members may seek compensation or reimbursement of expenses pursuant to the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket 397].

16. Severability. The Parties agree that if any provision of this Stipulation and Agreed Order is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, that provision shall not be a part of this Stipulation and Agreed Order. The legality, validity, and enforceability of the remaining provisions shall not be affected by a provision of this Stipulation and Agreed Order that is illegal, invalid, or unenforceable.

17. Miscellaneous.

(i)	Neither this Stipulation and Agreed Order, nor any statement made or action taken in connection with the negotiation of this Stipulation and Agreed Order, shall be offered or received in evidence or in any way referred to in any legal action or administrative proceeding among or between the Parties hereto, other than as may be necessary (a) to obtain approval of and to enforce this Stipulation and Agreed Order and the DIP Facility or (b) to seek damages or injunctive relief in connection therewith.

(ii)	Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary or appropriate in conjunction with the performance of each of the Parties’ respective obligations hereunder.

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(iii)	This Stipulation and Agreed Order may be signed in counterpart originals and delivered by facsimile or email, which, when fully executed, shall constitute a single original.

(iv)	The Court shall retain exclusive jurisdiction (and the Parties expressly consent to such jurisdiction) with respect to any disputes arising from or related to, or other actions to interpret, administer, or enforce the terms and provisions of, this Stipulation and Agreed Order.

(v)	Each person or entity who executes this Stipulation and Agreed Order on behalf of another person or entity represents and warrants that he, she, or it is duly authorized to execute this Agreement on behalf of such person or entity, has the requisite authority to bind such person or entity, and such person or entity has full knowledge of and has consented to this Stipulation and Agreed Order. The representations and warranties set forth in this section shall survive execution of this Agreement.

(vi)	In executing the Stipulation and Agreed Order, each of the Parties represents and warrants, for itself, that (a) it does so with full knowledge of its available rights, (b) it is not relying and has not relied upon any representations made by any person with regard to the Stipulation and Agreed Order, other than any written representations and agreements contained herein, (c) it has had available to it such information as it or its counsel considered necessary to making an informed judgment concerning the Stipulation and Agreed Order, and (d) it has conducted such investigation as it or its counsel deemed appropriate regarding the settlement and its rights and asserted rights in connection with the matters that are the subject of the Stipulation and Agreed Order.

(vii)	The Parties acknowledge that this Stipulation and Agreed Order constitutes the entire agreement between the Parties with respect to the subject matter hereof, and all prior agreements, negotiations, and understandings with respect to the subject matter hereof, including but not limited to the Stipulation and Agreed Order Regarding Mediated Settlement [Docket No. 447, Ex. 1], dated as of March 18, 2026 are canceled and superseded by this Stipulation and Agreed Order.

(viii)	This Stipulation and Agreed Order shall not be modified, altered, amended, or vacated without the written consent of all parties hereto or order of the Court.

(ix)	This Stipulation and Agreed Order shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

(x)	The headings of all sections of this Stipulation and Agreed Order are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

18. Court Approval. Following the Parties’ execution of this Stipulation and Agreed Order, the Debtors shall file a motion with the Court seeking the entry of an order approving this Stipulation and Agreed Order on an emergency basis pursuant to Federal Rule of Bankruptcy Procedure 9019 and the non-Debtor Parties shall use their reasonable efforts to support and take all actions reasonably requested by the Debtors to obtain approval of the Stipulation and Agreed Order. In the event the Court denies approval of this Stipulation and Agreed Order or if the Settlement Effective Date has not occurred by March 31, 2026 (the “Outside Date”), this Stipulation and Agreed Order shall be null and void and of no force and effect, and the Parties shall be returned to the same positions they were in prior to execution of this Stipulation and Agreed Order, as if this Stipulation and Agreed Order had never been executed; provided, that the Outside Date may be extended with the consent of all Parties (email being sufficient).

IT IS SO ORDERED.

Signed: March 19, 2026

/s/ Alfredo R. Pérez
Alfredo R. Pérez
United States Bankruptcy Judge

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ACCEPTED AND AGREED TO BY:

DEBTORS

By:	/s/ John C. DiDonato	March 19, 2026
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

ANDREW WIEDERHORN

By:	/s/ Andrew Wiederhorn	March 19, 2026

WHITE & CASE LLP, on behalf of the WBS Ad Hoc Group

By:	/s/ Brian Pfeiffer	March 19, 2026
Name:	Brian Pfeiffer
Title:	Partner

PAUL HASTINGS LLP, on behalf of the Committee

By:	/s/ Kris Hansen	March 19, 2026
Name:	Kris Hansen
Title:	Partner

MOELIS & COMPANY LLC

By:	/s/ Andrew Swift	March 19, 2026
Name:	Andrew Swift
Title:	Managing Director

Schedule 1

The FAT Brands Inc. Indemnification Agreement dated October 19, 2017, the Separation, Cooperation, and Release Agreement dated July 19, 2023, and the organizational documents (e.g. bylaws and articles of incorporation) of the following Debtor entities of which the Executive serves or has served as a director and/or officer on or prior to the Settlement Effective Date:

FAT Brands Inc.	HDOS Showcase, LLC
Twin Hospitality Group Inc.	Hurricane AMT, LLC
FAT Brands Fazoli’s Native I, LLC	Johnny Rockets Holding Company
FAT Brands GFG Royalty I, LLC	Johnny Rockets Licensing Canada, LLC
FAT Brands Royalty I, LLC	Johnny Rockets Licensing, LLC
Twin Hospitality I, LLC	LS GFG Holdings Inc.
AFB Dissolution LLC	MaggieMoo’ s Brand and Marketing Fund, LLC
Bonanza Restaurant Company LLC	MaggieMoo’s Franchise Brands, LLC
Buffalo’s Franchise Concepts, Inc.	MaggieMoo’s Franchising, LLC
EB Creative Fund, LLC	Marble Slab Brand and Marketing Fund, LLC
EB Franchises, LLC	Marble Slab Franchise Brands, LLC
FAT Brands Management LLC	Marble Slab Franchising, LLC
FAT Virtual Restaurants LLC	MSC Corporate Holdings, LLC
Fatburger North America, Inc.	Native Grill and Wings Franchising, LLC
Fazoli ‘s Group, Inc.	PM Brand and Marketing Fund, LLC
Fazoli ‘s Restaurant Group, Inc.	PM Corporate Holdings, LLC
Fazoli’s Franchising Systems,LLC	PM Franchise Brands, LLC
Fazoli’s Group, Inc.	PM Franchising, LLC
Fazoli’s Holdings, LLC	Ponderosa Franchising Company LLC
Fazoli’s Promotions, Inc.	Ponderosa International Development, Inc.
Fazoli’s Restaurant Group, Inc.	PT Brand and Marketing Fund, LLC
Fazoli’s System Management, LLC	PT Franchise Brands, LLC
Fog Cap Acceptance Inc	PT Franchising, LLC
Fog Cap Development LLC	Puerto Rico Ponderosa, Inc.
Fog Cutter Acquisition LLC	Round Table Advertising Fund
GAC Brand and Marketing Fund, LLC	Round Table Advertising LLC
GAC Corporate Holdings, LLC	Round Table Development Company
GAC Franchise Brands, LLC	Round Table Franchise Corporation
GAC Franchising, LLC	Round Table Pizza Nevada LLC
GAC Manufacturing, LLC	Round Table Pizza, Inc.
GAC Supply, LLC	The Johnny Rockets Group, Inc.
GFG Holding Inc.	Yalla Acquisition LLC
GFG Intermediate Holding Inc.	Yalla Mediterranean Franchising Company, LLC
GFG Management LLC
Global Franchise Group LLC
HDOS Acquisition LLC
HDOS Brand and Marketing Fund, LLC
HDOS Franchise Brands, LLC
HDOS Franchising, LLC